Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New Jersey Dividend Advantage Municipal Fund

811-09455

The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011, January 31, 2012, March 5, 2012 and to March 13, 2012.

Voting results are as follows:

 <c>Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
             5,304,786
             1,565,627
   Against
                458,558
                192,900
   Abstain
                125,094
                  10,500
   Broker Non-Votes
             1,195,972
                474,982
      Total
             7,084,410
             2,244,009



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
             5,300,082
             1,563,627
   Against
                455,936
                190,400
   Abstain
                132,420
                  15,000
   Broker Non-Votes
             1,195,972
                474,982
      Total
             7,084,410
             2,244,009



Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-090064.